Exhibit 10.2

August 22, 2025

Mr. Ronald A. Duncan

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Re:Personal Use of Company Aircraft

Dear Ron:

This letter (this “Agreement”) sets forth our agreement with respect to your personal use of aircraft (the “Aircraft”) owned or leased by GCI Communication Corp. (“GCC”), on and after the Effective Date (defined below). This Agreement amends and restates in its entirety the prior aircraft usage letter dated July 1, 2020 between you and GCC.

1.Use of the Aircraft.  During each year of the Term (as defined below), you will be allocated 100 hours’ worth of flight time (the “Annual Allotment”) on the Aircraft for personal use (“Personal Flight Time”). You may schedule Personal Flight Time with GCC’s flight department subject to availability of the Aircraft.  Up to 25 hours of your unused Annual Allotment may be rolled over into a subsequent calendar year so long as, during such subsequent calendar year, the sum of your Annual Allotment plus such rolled over flight time does not exceed 150 hours of flight time.  Any unused Annual Allotment in excess of the hours of flight time permitted to be rolled over pursuant to the immediately preceding sentence for a given calendar year will terminate on December 31 of such year and may not be rolled over into a subsequent calendar year. GCC will have no obligation to continue to own or lease any Aircraft other than pursuant to GCC’s obligations under the Second Amended and Restated Aircraft Lease Agreement between GCI Communication Corp. and 560 Company, Inc., dated May 9, 2011, as amended by the First Amendment, dated November 30, 2018, the Second Amendment, dated December 19, 2022, the Third Amendment, dated January 1, 2024 and the Fourth Amendment, dated January 1, 2025 (together, the “Aircraft Lease Agreement”).
2.IRS Reporting.  The fair market value of Personal Flight Time will be reflected as income on your W-2 in accordance with applicable IRS regulations based on the Standard Industry Fare Level formula (SIFL) pursuant to 26 C.F.R. §1.61-21(g) or a comparable successor provision.
3.Term.  The term of this Agreement (the “Term”) will be deemed to have commenced on January 1, 2025 (the “Effective Date”) and will expire on the earliest of (i) the date that you cease to be employed by GCI Liberty, Inc., a Nevada corporation (“GLIB”), or any of its subsidiaries, including GCC, or, in the case of certain types of termination of employment as provided in your executive employment agreement with GLIB dated effective July 15, 2025 (the “Employment Agreement”), the 120th day following such termination and (ii) the date that GCC ceases to own or lease any Aircraft.

4.Compliance with Internal Revenue Code Section 409A.  The in-kind benefits provided under this Agreement (the Personal Flight Time) will be provided by GCC during the time periods set forth in this Agreement. The amount of in-kind benefits provided in one taxable year shall not affect the in-kind benefits to be provided in any other taxable year and the right to in-kind benefits is not subject to liquidation or exchange for another benefit. Except for the ability to roll over certain hours for future use as described above, your failure to use the Annual Allotment will not entitle you to any compensation or consideration for the unused hours.
5.Governing Law.  This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the State of Colorado without regard to the conflicts of laws principles of that jurisdiction.
6.Entire Agreement.  This Agreement, the Aircraft Lease Agreement and the Employment Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any and all previous written or oral representations, promises, agreements or understandings of whatever nature between the parties with respect to the subject matter. This Agreement may not be altered or amended except by an agreement in writing signed by both parties. This Agreement may be signed in counterparts.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter.

Very truly yours,

GCI Communication Corp.

By: /s/ Moira Smith

Moira Smith

Senior Vice President, Chief Legal and Chief Administrative Officer

Agreed:

/s/ Ronald A. Duncan

Ronald A. Duncan